090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20120243100-25
Ross Miller Secretary of State State of Nevada	Filing Date and Time 04/05/2012 2:25 PM
	Entity Number C18394-2002

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Z3 Enterprises, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

The First Article is hereby deleted in its entirety and replaced with the following:

"The name of the corporation is HPEV, Inc."

The Third Article is hereby deleted in its entirety and replaced with the following:

(See attached Certificate of Amendment)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 65%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X Quentin Ponder

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF AMENDMENT

TO

THE ARTICLES OF INCORPORATION

OF

Z3 ENTERPRISES, INC.

The First Article is hereby deleted in its entirety and replaced with the following:

"The name of the corporation is HPEV, Inc."

The Third Article is hereby deleted in its entirety and replaced with the following:

"The total authorized capital stock of the Corporation shall be 115,000,000 shares consisting of 100,000,000 shares of Common Stock, par value $0.001 per share and 15,000,000 shares of Preferred Stock, par value $0.001 per share.

The Board of Directors is authorized to divide the 15,000,000 shares of preferred stock, from time to time, into one or more series, and to determine or change by resolution for each such series its designation, the number of shares of such series, the powers, preferences and rights and the qualifications, limitations, or restrictions for the shares of such series. The resolution or resolutions of the Board of Directors providing for the division of such preferred stock into series may include, but is not limited to, the following provisions: preferences with respect to dividends, special or super voting powers, conversion rights into common stock, and preferences with respect to dissolutions and liquidations."